EXHIBIT 10.5
------------
(Arvida)


         IN THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS
             COUNTY DEPARTMENT, CHANCERY DIVISION


JACK H. CARLSTROM, LYNNE M. CARLSTROM,  )
WONETA BELLEVUE, ROGER LATHBURY, and    )
BEGONA LATHBURY, as representatives of a)
class of similarly situated persons and )
derivatively on behalf of nominal       )
defendant ARVIDA/JMB PARTNERS, L.P.,    )
                                        )    No. 96 CH 6627
          Plaintiffs,                   )
                                        )    consolidated with
     v.                                 )
                                        )    No. 96 CH 6892
ARVIDA/JMB MANAGERS, INC., NEIL G.      )
BLUHM, IRA J. SCHULMAN, WALTON STREET   )
CAPITAL ACQUISITION CO. III, L.L.C.,    )
BURTON E. GLAZOV, STUART C. NATHAN, A.  )
LEE SACKS, JOHN G. SCHREIBER, and JUDD  )
D. MALKIN,                              )
                                        )
          Defendants,                   )
                                        )
and                                     )
                                        )
ARVIDA/JMB PARTNERS, L.P.,              )
                                        )
          Nominal Defendant.            )
                                        )



                   STIPULATION OF SETTLEMENT

     The plaintiffs, on their own behalf and on behalf of the nominal defendant Arvida/JMB Partners, L.P. (the "Partnership"), and the Settling Defendants (defined below), each acting through their attorneys, hereby enter into this Stipulation of Settlement (the "Stipulation") as of this ___ day of April, 1997, providing for a settlement of the above-captioned consolidated action on the terms and conditions set forth in this Stipulation and subject to the approval of this Court.

          WHEREAS:

     A. On June 24, 1996, Irwin Weiss commenced a class action against Arvida/JMB Managers, Inc. (the "General Partner"), the Partnership, and certain of the Defendants (defined below (the "Weiss Action").

     B. On July 1, 1996, Jack H. and Lynne M. Carlstrom commenced a class and derivative action on behalf of themselves and the Partnership against the General Partner and certain of the Defendants (the "Carlstrom Action").

     C. By order dated August 8, 1996, the Carlstrom Action and Weiss Action were consolidated (the "Action"), and by order dated September 25, 1996, Weiss was voluntarily dismissed as a plaintiff.

     D. By Memorandum of Opinion dated November 27, 1996, determining certain motions to dismiss, the Court dismissed the class claims, found that the Action was properly brought only as a derivative action, held that the Carlstroms did not have standing to assert such claims, and dismissed claims against certain of the Defendants.

     E. Plaintiffs subsequently voluntarily dismissed claims against the remaining Defendants other than the Settling Defendants.

     F.   On November 27, 1996, plaintiffs Woneta Bellevue, Roger
Lathbury, and Begona Lathbury filed the Third Amended Consolidated Class Action and Verified Derivative Complaint (the "Complaint").

     G. The Complaint charges that the Settling Defendants (as defined below) violated their fiduciary obligations to the Partnership by entering into the Starwood Financing (defined below) in order to entrench themselves and to defeat certain attempts to wrest their control of the Partnership posed by the Tender Offers (defined below).

     H. In a verified answer filed on December 12, 1996 (the "Answer"), the Settling Defendants denied all material allegations of the Complaint.

     I. On December 12 and 13, 1996, the Court held an evidentiary hearing. Based upon the evidence adduced at the hearing, the Court made oral findings and issued a written order dated December 13, 1996, preliminarily enjoining the consummation of the Starwood Financing until issuance of a permanent injunction (the "Preliminary Injunction Ruling").

     J. On January 13, 1997, the Settling Defendants filed a Notice of Appeal of the Preliminary Injunction Ruling. The Settling Defendants contend that the wrong legal standard -- an "enhanced" scrutiny standard under which the Settling Defendants were required to prove the fairness of the Starwood Financing -- was applied at the preliminary injunction hearing. In addition and alternatively, the Settling Defendants contend that their adoption of the Starwood Financing, which an independent investment banker opined was commercially reasonable and fair, satisfied the enhanced scrutiny standard.

     K. The Action was set for a permanent injunction hearing to be held on March 17, 1997.

     L. Defendants continue to deny all allegations of wrongdoing and liability contained in the Complaint. The Settling Defendants contend that the Starwood Financing was fair, commercially reasonable, and in the best interests of the Partnership. The Settling Defendants relied, in part, on the opinions of an independent investment banker. In the absence of the Settlement (defined below), the Settling Defendants would vigorously pursue defenses to the Action and would continue to pursue the Appeal.

     M. Plaintiffs' Counsel has conducted an investigation of the facts and legal principles relating to the claims and the underlying events and transactions alleged in the Complaint.

     N. On March 5, 1997, and March 13, 1997, the Parties engaged in a mediation before the Court with respect to the possible compromise of the Action. Plaintiffs' Counsel, in light of their investigation and prosecution of the Action and as a result of two days of arms' length, Court-supervised negotiation, have concluded that settlement of the Action on the terms set forth in this Stipulation, is fair, reasonable, and adequate and is in the best interests of plaintiffs, the Partnership, and the Unitholders (defined below).

     O. Settling Defendants, while continuing to deny all allegations of liability and without in any way acknowledging any fault or liability, also desire to settle, compromise, and terminate the claims against them to avoid the further expense, distraction of management, and inconvenience, and to put to rest the Released Claims (defined below).


          NOW, THEREFORE, IT IS HEREBY AGREED, by and among the undersigned parties, through their respective counsel, and subject to all of the terms and conditions set forth herein and the approval of the Court, that the Action is hereby settled on the terms and conditions set forth below:

                        I. DEFINITIONS.
                        ---------------

          For purposes of this Stipulation:

     P. The term "Action" means the consolidated action, case Nos. 96 CH 6627 and 96 CH 6892, for which the Complaint and Answer are the final, operative pleadings.

     Q.   The term "Appeal" means the appeal of the Preliminary
Injunction Ruling captioned JACK H. CARLSTROM ET AL. V. ARVIDA/JMB MANAGERS, INC., ET AL., No. 97-0093, presently pending before the Appellate Court of Illinois, First District.

     R. The term "Barnett Bank" means Barnett Bank of Broward County, N.A., and its affiliates, parent and subsidiary companies, and agents.

     S. The term "Barnett Bank Financing" means the financing of the Partnership by Barnett Bank on the terms substantially set forth in a letter dated March 12, 1997 from Brian K. Davis, Vice President of Barnett Bank, to Stephen Lovelette, Vice President of Arvida Company, which is attached hereto as Exhibit A.

     T. The term "Defendants" shall mean the Settling Defendants (defined below) and Lehman Brothers, Inc., Starwood Capital Group I, L.P., Starwood/Florida Funding, L.L.C., Starwood Opportunity Fund IV, L.P., BSS Capital II, L.L.C., Barry Sternlicht, Walton Street Capital Acquisition Co., III, LLC, Neil G. Bluhm, Ira J. Schulman, and Whitehall Street Real Estate Limited Partnership VII.

     U. The term "Defendants' Counsel" shall mean Kirkland & Ellis and Jenner & Block to the extent that they represented any of the Partnership, the General Partner, or the Special Committee in the Action or the Appeal.

     V.   The term "Delaware Action" means the action captioned
ARVIDA/JMB PARTNERS, L.P. V. VANDERBILT INCOME AND GROWTH ASSOCIATES, L.L.C., ET AL.; VANDERBILT INCOME AND GROWTH ASSOCIATES, L.L.C., ET AL. V. ARVIDA/JMB PARTNERS, L.P., ET AL.; and BEASLEY V. ARVIDA/JMB PARTNERS, L.P., C.A. No. 15238, presently pending before the Delaware Court of Chancery.

     W. The term "Final Judgment and Order" means the final judgment proposed to be entered by the Court, substantially in the form of Exhibit D, attached hereto.

     X. The term the "Final Settlement Hearing" means the hearing to be held by the Court after Notice (defined below) to the Unitholders (defined below) during which the Court will consider whether to approve the Settlement as fair, reasonable, and adequate, and whether to enter the Final Judgment and Order.

     Y.   The term "General Partner" shall mean Arvida/JMB Managers, Inc.

     Z. The term "Lead Plaintiffs' Settlement Counsel" means Goodkind Labaton Rudoff & Sucharow LLP and Beigel Lasky Rifkind Fertik Gelber & White. Lead Plaintiffs' Settlement Counsel represent that they have full authority to sign this Stipulation on behalf of Plaintiffs (defined below) and Plaintiffs' Counsel (defined below).

     AA. The term "Notice" means the Notice of Pendency and Proposed Settlement of Derivative Action proposed to be approved by the Court, substantially in the form of Exhibit C, attached hereto.

     AB.  The term "Partnership" means Arvida/JMB Partners, L.P.

     AC. The term the "Partnership Agreement" means the Amended and Restated Partnership Agreement appended to the initial offering prospectus for units of the Partnership.

     AD. The term "Plaintiffs" shall mean the named plaintiffs, Woneta Bellevue, Roger Lathbury, and Begona Lathbury; the dismissed plaintiffs, Jack H. Carlstrom, and Lynne M. Carlstrom; and the Partnership.

     AE. The term "Plaintiffs' Counsel" means Goodkind Labaton Rudoff & Sucharow, LLP; Beigel, Lasky Rifkind Fertik Gelber & White; Block & Landsman; Law Offices of Harold B. Obstfeld; and Hanzman, Criden, Korge, Hertzberg & Chaykin.

     AF. The term "Preliminary Settlement Hearing Order" means the order proposed to be entered by the Court, substantially in the form attached as Exhibit B hereto.

     AG. The term "Raleigh" means Raleigh Capital Associates, L.P., and each of its present and former agents, partners, shareholders in its general partner, affiliates, attorneys, employees, officers, directors, heirs, executors, representatives, successors, and assigns, including without limitation, Vanderbilt Income and Growth Associates, L.L.C.

     AH. The term "Release" means the release set forth in Section II, below.

     AI. The term "Released Claims" means the claims being released in accordance with Section II below.

     AJ. The term "Settlement" means the proposed settlement of the Action as set forth herein, and accompanying exhibits.

     AK. The term "Settlement Effective Date" means the first date on which both of the following have occurred: (i) the Partnership shall receive from Barnett Bank, on terms substantially similar to those set forth in the Barnett Bank Financing, a term sheet which has been approved by Barnett Bank's loan committee; and (ii) the Final Judgment and Order entered by the Court becomes final. The date upon which the Final Judgment and Order becomes final is determined as follows: (i) if an appeal or review is not sought by any person from such Final Judgment and order, the 35th day after entry of such Final Judgment and Order, provided that is a business day, and if it is not, then the next succeeding business day (or, if the date for taking an appeal or seeking review shall be extended, five days after the date of expiration of the extension if any appeal or review is not sought); or (ii) if an appeal or review is sought from such Final Judgment and Order, the day after such judgment is affirmed or the appeal or review is dismissed or denied and such judgment is no longer subject to further judicial review.

     AL. The term "Settling Defendants" means Arvida/JMB Managers, Inc., Burton E. Glazov, Stuart C. Nathan, A. Lee Sacks, John G. Schreiber, and Judd D. Malkin and each of their respective present and former agents, partners, attorneys, affiliates, employees, officers, directors, heirs, executors, representatives, successors, and assigns.

     AM. The term "Starwood" means Starwood Capital Group I, L.P., Starwood/Florida Funding, L.L.C., Starwood Opportunity Fund IV, L.P., BSS Capital II, L.L.C., and Barry Sternlicht.

     AN. The term "Starwood Financing" means the $160 million recapitalization of the Partnership described in a loan commitment letter dated September 12, 1996, to Stephen Lovelette from Eugene Gorab, of Starwood.

     AO. The term the "Tender Offers" means the tender offers made for the units of the Partnership by Raleigh, Boreas Partners, L.P., and Walton Street Capital Acquisition Co. III, L.L.C. during the period of June 1996 through October 1996, including the Raleigh tender offer at $500 per unit which was commenced on or about October 17, 1996.

     AP. The term "Unitholders" means all record or beneficial holders in the Partnership as of June 24, 1996, whether they purchased their interests in the initial offering, or subsequently; and all of their successors and assigns through the date of the entry of the Preliminary Settlement Hearing Order, including Raleigh; except for the Defendants, their partners, agents, employees, attorneys, officers, directors, heirs, executors, representatives, successors and assigns.

                         II. RELEASES.
                         -------------

          Upon the Settlement Effective Date, the Partnership, and the Plaintiffs herein, their heirs, executors, administrators, successors, and assigns, individually and derivatively, and the Unitholders, their heirs, executors, administrators, successors, and assigns, derivatively, for the consideration and upon the terms and conditions set forth below, shall release and forever discharge the Defendants, their respective present and former partners, agents, parents, affiliates of any kind and nature, predecessors, servants, employees, officers, directors, heirs, executors, representatives, successors, and assigns, including their attorneys, accountants, consultants, appraisers, and actuaries, from each and every claim, liability, expense, cause of action, matter, or suit, whether arising under state, federal, or the common law, whether or not brought in this or in any other court or forum (including, but not limited to, in arbitration), which arise from the Tender Offers, the Settling Defendants' responses thereto through the date of the entry of the Preliminary Settlement Hearing Order, the Barnett Bank Financing, or the Starwood Financing, which has been or might have been asserted against them in the Action. Notwithstanding the foregoing, and without limiting the generality of the foregoing, the following claims are not, and shall not be, released by this Section II - Releases: (a) Raleigh's and the Unitholders' (including Gladys Beasley's) claims and defenses against the Partnership and the Defendants, if now pending, or later brought, in the Delaware action, relating to (i) Raleigh's and the Unitholders' alleged ability to vote; (ii) Raleigh's efforts to be made replacement general partner, other than derivative claims released in this Section; and (iii) Raleigh's request to be made a Substituted Limited Partner in the Partnership; and
(b) any claim to enforce the terms of this Settlement.

     III. CONSIDERATION TO PLAINTIFFS AND THE PARTNERSHIP.
     -----------------------------------------------------

          In consideration for the release, the Settling Defendants agree to the following:

     AQ. The Settling Defendants will obtain from Barnett Bank a term sheet which has been approved by Barnett Bank's credit committee, subject to participation of other banks, on substantially the terms set forth in Exhibit A, and will use reasonable efforts to close the loan within 120 days of the Settlement Effective Date. The Barnett Bank Financing, if consummated, will be used for the purposes of funding a cash distribution, and to replace the Partnership's current Partnership-level bank facilities.

The General Partner will use its reasonable judgment to select the lowest rates available under the Barnett Bank Financing.

     AR. Defendants will not cause the Partnership to enter into the Starwood Financing.

     AS. If the Partnership does not enter into a final loan agreement for the Barnett Bank Financing within 120 days of the Settlement Effective Date, or on such earlier date as the General Partner concludes the Barnett Bank Financing will not be consummated, the General Partner will notify the Court, with copies of such notice to Lead Plaintiffs' Settlement Counsel. Prior to such notification, the General Partner will not cause the Partnership to enter into a Partnership-level financing other than the Barnett Bank Financing. After such notification, the Partnership may enter into a loan agreement with any other commercial bank for a financing on terms not materially different than the Barnett Bank Financing. Until October 1998, without first obtaining approval from the Court, with 21 days advance notice to Lead Plaintiffs' Settlement Counsel, the General Partner will not cause the Partnership to enter into a Partnership-level financing for the purposes of making a distribution which is not substantially similar to the Barnett Bank Financing, or which is with a lender other than a commercial bank.

     AT. Upon the earlier of the Settlement Effective Date or the entry of an order of the Circuit Court vacating the Preliminary Injunction Ruling, the Settling Defendants will move to dismiss the Appeal without prejudice. The appeal may be deemed to be dismissed with prejudice upon the later of the Settlement Effective Date or the entry of an order of the Circuit Court vacating the Preliminary Injunction Ruling.

     AU. A portion of any proceeds of the Barnett Bank Financing otherwise distributable to the General Partner and/or its affiliates will be used to pay (i) up to 50% of the Defendants' Counsel attorney's litigation fees and expenses in the Action and the Appeal; and (ii) up to 50% of any award by the Court of fees and expenses to Plaintiffs' Counsel in connection with this Action and the Appeal. The total payments under this provision will not exceed the maximum amount of the distribution to which the General Partner and/or its affiliates may otherwise be entitled under the Partnership Agreement as a result of the Barnett Bank Financing.

     AV. The General Partner and/or its affiliates will defer the amounts otherwise distributable to the General Partner and/or its affiliates referred to in Section III(E) above, until such time as the investors have received the "Threshold Amount," which is defined as aggregate distributions made after July 1, 1996 equal to $565 per unit plus a 4.5% per annum cumulative return, compounded quarterly, beginning July 1, 1996, on an amount, calculated from time to time, equal to $565 per unit less any amounts distributed to the investors after July 1, 1996. At such time as the investors have received the Threshold Amount, distributions shall be paid to the General Partner and/or its affiliates in an amount equal to the distributions deferred pursuant to Section III(E) above, with appropriate adjustments to the General Partner's capital accounts for such amounts as received. Following receipt by the General Partner of the distributions deferred pursuant to Section III(E) above, distributions to the General Partner and/or its affiliates and the investors shall thereafter be made in accordance with the provisions of the Partnership Agreement.

     AW. The Settling Defendants make the following representations and commitments:

          1. The Barnett Bank Financing is the best financing offer they have received, after investigating financing alternatives to the Starwood Financing.

          2. From a financing point of view, a commercial lender should permit Raleigh Capital Associates, L.P. to serve as general partner of the Partnership without calling the Partnership's loans.

          3. The settlement is not intended to affect the intervention in the Delaware Action of class counsel.

          4. The Settling Defendants estimate that should $75 million be distributed out of the proceeds of the Barnett Bank Financing:
(a) approximately $175 per interest would be distributed to those investors who are entitled to receive distributions under the Partnership Agreement as of the date of the distribution; (b) based on Raleigh's ownership of approximately 20% of the interests in the Partnership, approximately $14.2 million would be distributable to Raleigh, pursuant to the terms of the Partnership Agreement; and (c) approximately $3.6 million would be distributable to the General Partner and its affiliates, pursuant to the terms of the Partnership Agreement, subject to Sections III(E) and III(F) of this Stipulation.

              IV. IMPLEMENTATION AND SCHEDULING.
              ----------------------------------

     AX. As a condition of this Stipulation, the board of directors of the General Partner will adopt a resolution within 10 business days of the date of this Stipulation irrevocably committing that in October 1997, the General Partner will choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement. Within two business days of the adoption of the foregoing resolution, the General Partner will provide a copy of the resolution to the Lead Plaintiffs' Settlement Counsel. In addition, as a provision of this Stipulation, it is agreed to by the Partnership, the General Partner, and the Plaintiffs, if approved by the Court as fair, reasonable, and in the best interests of the Partnership and Unitholders, that the decision to choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement will be binding upon the General Partner, its affiliates, and any subsequent general partner, whether or not affiliated with the General Partner, and the Unitholders.

     AY. Promptly upon execution of this Stipulation, the parties shall jointly apply to the Court for entry of a Preliminary Settlement Hearing Order substantially in the form annexed as Exhibit B hereto, requesting approval for the mailing to the Unitholders of a Notice in substantially the form as that annexed hereto as Exhibit C. The Preliminary Settlement Hearing Order will vacate the Preliminary Injunction Ruling.

     AZ. Within 6 days after the entry of the Preliminary Settlement Hearing Order, and as provided for therein, the General Partner shall send copies of the Notice by first-class mail, postage pre-paid, to the Unitholders at their last known addresses as appearing in the records maintained by the Partnership. The Notice shall be substantially in the form of Exhibit C, hereto, the terms of which are incorporated as a material part of this Stipulation. Subsequent to mailing the Notice, and no less than five days before the Final Settlement Hearing, Defendants' Counsel shall file an affidavit of mailing with the Court attesting that the Notice was duly served upon the Unitholders in accordance with the Preliminary Settlement Hearing Order.

     BA. The Final Settlement Hearing shall be held 45 days, or such other period as the Court directs, after the sending of Notice to the Unitholders. In connection with the Final Settlement Hearing, the Parties shall file with the Court all such papers as their counsel believe to be necessary. At the Final Settlement Hearing, the Court will consider the fairness of the terms and conditions of the Settlement. The Court will also be asked to consider the application of Plaintiffs' Counsel for fees and reimbursement of expenses.

     BB. At the Final Settlement Hearing, counsel for the Parties shall jointly submit to the Court a proposed Final Judgment and Order, in substantially the form annexed hereto as Exhibit D, providing, among other things, that:

          1. the Settlement is approved as fair, reasonable, adequate, and in the best interests of the Partnership and the Unitholders; and, without limiting the generality of the foregoing, further finding that the decision of the General Partner to adopt a resolution irrevocably committing that the General Partner will choose the option set forth in
Section 5.5(J)(i)(c) of the Partnership Agreement in October 1997 is fair, reasonable, adequate, and in the best interests of the Partnership and the Unitholders;

          2. repeating and reaffirming its prior ruling that all claims that were asserted in the Actions were only derivative in nature;

          3. dismissing the Complaint and each and every cause of action set forth therein on the merits and with prejudice to the Plaintiffs, the Partnership, and the Unitholders, and extinguishing all Released Claims;

          4. permanently barring the plaintiffs, the Unitholders, and the Partnership from asserting against the Defendants any and all Released Claims; and

          5. reserving the Court's jurisdiction over all matters relating to the consummation and enforcement of this Stipulation and the Settlement, and, without limiting the generality of the foregoing, to enforce on any replacement general partner the commitment of the General Partner in October 1997 to choose the option set forth in Section 5.5(J)(i)(c) of the Partnership Agreement.

     BC. The parties agree to cooperate in the prompt submission of this Stipulation to the Court, to take those reasonable steps that may be required by the Court to consummate this Settlement and to obtain the entry of a Final Judgment and Order, annexed as Exhibit D.

     BD. If this Stipulation shall terminate, or if the Settlement shall not become effective for any reason, this Stipulation shall be of no effect, and all orders entered pursuant to this Stipulation, shall be vacated, without prejudice, and the parties shall be returned to their status quo as of the date of the entry of this Stipulation, including the reinstatement of the Preliminary Injunction Ruling and the Appeal.


  V. APPLICATION OF PLAINTIFFS' COUNSEL'S FEES AND EXPENSES.
  ----------------------------------------------------------

          Plaintiffs' Counsel intend to apply to the Court for an award of fees and the reimbursement of out-of-pocket costs. The Settling Defendants are free to object to such applications. Any award of fees and expenses made by the Court shall be payable to Plaintiffs' Counsel ten days after the Settlement Effective Date.


                      VI. MISCELLANEOUS.
                      ------------------

     BE. This Stipulation shall be binding and shall inure to the benefit of the parties hereto and their respective successors, assigns, executors, administrators, heirs, and legal representatives, as the case may be; provided, however, that no assignment by any party hereto shall operate to relieve such party hereto of its obligations hereunder.

     BF. This Stipulation may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     BG. This Stipulation, and the exhibits hereto, constitute the sole and entire agreement among the parties hereto with respect to the subject matter hereof and no representations, warranties, inducements, promises, or agreements oral or otherwise not embodied or incorporated herein, have been made concerning or in connection with this Stipulation, or the exhibits hereto. Any and all prior discussions, negotiations, agreements, commitments, and understandings relating thereto, are superseded hereby and merged herein. The provisions of this Stipulation (including any time periods specified herein) may be modified by written agreement of all of the parties with the consent of the Court without further notice to the Unitholders unless the Court so requires. The terms or provisions of this Stipulation may not be changed, waived, modified, or varied in any manner whatsoever unless in writing duly signed by all parties. Any failure by any party to insist upon the strict performance by any other party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this agreement to be performed by such other party.

     BH. The captions contained in this Stipulation are inserted only as a matter of convenience and in no way define, limit, extend, or describe the scope of this agreement or the intent of any provision hereof.

     BI. This Stipulation including, but not limited to, the Release contained herein, shall be governed by, and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws principles. This Stipulation shall be enforced solely by the Court and this Court shall retain jurisdiction over this Settlement.

     BJ. Neither this Stipulation nor any proceedings taken in accordance with the terms set forth herein shall be construed as or deemed to be evidence, or any admission or concession, either (a) on the part of plaintiffs, of the lack of merit of this Action, and (b) on the part of the Settling Defendants, of any liability or wrongdoing whatsoever, which is hereby expressly denied and disclaimed by each of the Settling Defendants.

     BK. This Stipulation shall not be construed more strictly against one party than another merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that, because of the arm's-length negotiations described above, all parties hereto have contributed substantially and materially to the preparation of this Stipulation.

     BL. All personal pronouns used in this Stipulation, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa.

     BM. The Plaintiffs and Plaintiffs' Counsel represent that they have not assigned any of the Released Claims.

     BN. The administration of the Settlement shall be under the authority of this Court


Dated: April __, 1997         GOODKIND LABATON RUDOFF
                               & SUCHAROW LLP


                              By:_________________________________
                                   100 Park Avenue
                                   New York, New York 10017-5563
                                   (212) 907-0700


                              BEIGEL LASKY RIFKIND FERTIK GELBER &
WHITE


                              By:_________________________________
                                   250 South Wacker Drive
                                   Suite 1500
                                   Chicago, Illinois 60606
                                   (312) 466-9444

                              Lead Plaintiffs' Settlement Counsel


                                   AND


                              JENNER & BLOCK


                              By:_________________________________
                                   One IBM Plaza
                                   Firm No. 05003
                                   Chicago, Illinois 60611
                                   (312) 222-9350

                              Counsel for Settling Defendants